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                                                                       Exhibit 9
                                                                       ---------

April 25, 2002


GE Life and Annuity Assurance Company
6610 West Broad Street
Richmond, VA 23230

Attention:  Pamela S. Schutz, President


Dear Ms. Schutz,

This legal opinion is furnished in connection with the filing by GE Life and Annuity Assurance Company and Separate Account 4 of GE Life and Annuity Assurance Company of a post-effective amendment to a registration statement under the Securities Act of 1933 and an amendment under the Investment Company Act of 1940 on Form N-4 (File No. 333-31172 and 811-05343 respectively). The securities registered under the Registration Statement are units of interest to be issued by the Separate Account pursuant to certain individual flexible premium deferred variable annuity contracts described in the Registration Statement.

It is my legal opinion that the securities being registered are legal and will be legally issued and will represent binding obligations of GE Life and Annuity Assurance Company.

I hereby consent to the filing of this opinion as an Exhibit to the post-effective amendment to the Registration Statement.

Respectively submitted,


/s/ Dwain A. Akins
Dwain A. Akins
Vice President, Associate General Counsel
and Assistant Secretary